Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 14, 2023
Registration Statement Nos. 333-265473 and
333-265473-04

*FULL PX DETAILS* $1.20+bn Ford Credit (FORDL 2023-B) Prime Auto Lease

Active Lead Managers : Barclays (str), BMO, RBC

Passive Lead Managers : Citi, Credit Agricole

Passive Co-Managers : US Bancorp, Truist

Active Co-Managers : CL King, Multi-Bank

-ANTICIPATED CAPITAL STRUCTURE-

CLS	AMT ($MM)	WAL*	M/S	PWIN	L. FIN	BENCH	SPRD	YLD(%)	CPN(%)	Px(%)
A-1	146.000	0.30	P-1/A-1+	1-7	10/24	I-CRV +	20	5.688	5.688	100.00000
A-2A	200.000	1.02	Aaa/AAA	7-16	02/26	I-CRV +	57	5.977	5.900	99.99627
A-2B	180.000	1.02	Aaa/AAA	7-16	02/26	SOFR30A +	59	N/A	SOFR30A+59	100.00000
A-3	380.000	1.70	Aaa/AAA	16-25	10/26	I-CRV +	87	5.993	5.910	99.98478
A-4	94.000	2.18	Aaa/AAA	25-28	01/27	I-CRV +	100	5.945	5.870	99.99468
B	69.450	2.37	Aa1/AA	28-30	02/27	I-CRV +	140	6.285	6.200	99.99079
C	85.670	2.56	Aa2/A	30-32	04/27	I-CRV +	170	6.526	6.430	99.97899
D	51.930	2.70	A2/BBB	32-33	06/28	I-CRV +	230	7.082	6.970	99.97636

* Pricing Speed: 100% PPC to Maturity

** Class A-2 Notes sized to demand with Class A-2b not to exceed 50% of the class

PRICED - TOE: 4:21PM ET

-Transaction Details -

Offered Size	: $1.20+bn
Registration	: SEC Registered
Expected Settle	: September 19th, 2023
First Pay	: October 16th, 2023
ERISA Eligible	: Yes
Risk Retention	: US - Yes, EU – No
BBG Ticker	: FORDL 2023-B
Bill & Deliver	: Barclays

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.